UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2009

WESTWOOD ONE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14691	95-3980449
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 West 57th Street, 5th Floor New York, NY	10019
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 641-2000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)  On July 6, 2009, the Board of Directors (the “Board”) of Westwood One, Inc. (the “Company”) elected Ronald W. Wuensch as a director of the Company. Mr. Wuensch is the nominee of the Original Investor Stockholders that are a party to the Investor Rights Agreement entered into by and among the Company, Gores Radio Holdings, LLC and the Original Investor Stockholders in connection with the Company’s financial restructuring. As of the date hereof, Mr. Wuensch has not been elected to any committees of the Board. Mr. Wuensch’s biography is set forth below:

Ronald W. Wuensch, age 67, founded Wuensch Consulting (“WC”) in 1992.  WC specializes in providing private consulting services to Boards of Directors and Chief Executive Officers regarding specific issues on economic value and business design.  Mr. Wuensch has over forty years of business experience. From 1988 to1992, he served as Group Executive for a $50 billion financial services holding company and prior thereto was Senior Vice President for a multi-bank holding company, President of a bank holding company, and a consulting Partner with Arthur Young and with KPMG.  In addition, he has extensive experience as a board member of several public and private companies. He is currently an Executive Professor at the University of Houston’s Bauer College of Business, Wolff Center for Entrepreneurship.  Mr. Wuensch is a graduate of Baylor University and a Certified Public Accountant licensed in Texas.

Item 9.01 Financial Statements and Exhibits

(d)  The following is a list of the exhibits filed as a part of this Current Report on Form 8-K:

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 8, 2009

WESTWOOD ONE, INC.

By: /s/ David Hillman
Name: David Hillman
Title: Chief Administrative Officer;
EVP, Business Affairs;
General Counsel and Secretary